UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CAPITAL GOLD CORPORATION

(Name of Registrant as Specified in its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL GOLD CORPORATION

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 18, 2011

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

This supplement to the Capital Gold Corporation, CGC or Capital Gold, proxy statement/prospectus dated February 16, 2011 is being furnished to CGC stockholders in connection with the Memorandum of Understanding entered into on March 9, 2011 relating to the proposed settlement of certain of the lawsuits pending against CGC, its directors and, in certain cases, Gammon Gold Inc., or Gammon Gold, with respect to the proposed merger between CGC and Gammon Gold. This supplement provides additional information for CGC’s stockholders to consider in connection with their vote with respect to the proposed merger between CGC and Gammon Gold. This supplement should be read in conjunction with the definitive proxy statement/prospectus dated February 16, 2011.

On March 9, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, entered into Amendment No. 2 to the Agreement and Plan of Merger, dated October 1, 2010, as amended on October 29, 2010, which we refer to collectively as the amended merger agreement. The purpose of the amendment is to reduce, under certain circumstances, the termination fee payable by CGC from $10.3 million to $5.75 million and eliminate Gammon Gold’s ability to terminate the amended merger agreement for any reason with the payment of a $2 million termination fee.

Under the amended merger agreement, Capital Gold AcquireCo, Inc. will merge with and into CGC, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and CGC will survive as a wholly-owned subsidiary of Gammon Gold. The merger agreement and Amendment No. 1 to the merger agreement are attached as Annex A and Annex A-1 to the definitive proxy statement/prospectus previously provided to you. Amendment No. 2 to the merger agreement is attached as Annex S-A to this supplement and is incorporated into this supplement by reference.

This supplement describes the amended merger agreement and provides additional information for CGC’s stockholders to consider in connection with their vote with respect to the proposed merger between CGC and Gammon Gold. Before we can complete the merger, CGC must obtain the approval of its stockholders. We urge you to read this supplement, including the amendment, carefully. We also urge you, if you have not done so already, to read the definitive proxy statement/prospectus, dated February 16, 2011, which was previously provided to you. You also can obtain information about CGC and Gammon Gold from documents that we have filed or will file with the Securities and Exchange Commission prior to the special meeting.

If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the previously provided proxy card or submit a proxy by telephone or via the internet using the instructions on the previously provided proxy card. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.

After careful consideration, the CGC board of directors has approved the amended merger agreement, declared that the merger and other transactions contemplated by the amended merger agreement are advisable and recommends that you vote “FOR” the proposal to approve the amended merger agreement and “FOR” the proposal to approve any adjournment or postponement of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the proposal to approve the amended merger agreement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS SUPPLEMENT OR DEFINITIVE PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this supplement is March 10, 2011 and is first being mailed or otherwise delivered to CGC stockholders on or about March 10, 2011.

INTRODUCTION

The information provided in the definitive proxy statement/prospectus that was previously provided to CGC stockholders of record as of February 14, 2011 is incorporated by reference into this supplement, except as described in the following sentence. To the extent information in this supplement differs from, updates or conflicts with information contained in the definitive proxy statement/prospectus, the information in this supplement governs. All references in this supplement to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

This supplement is being provided to CGC stockholders as part of a solicitation of proxies by the CGC board of directors for use at the special meeting of CGC stockholders and at any adjournments or postponements thereof. This supplement is first being furnished to stockholders of CGC on or about March 10, 2011. In addition, the definitive proxy statement/prospectus, as updated by this supplement, constitutes a prospectus of Gammon Gold in connection with the issuance by Gammon Gold of its common shares in connection with the proposed merger. The definitive proxy statement/prospectus, as updated by this supplement, provides CGC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of CGC stockholders.

UPDATE TO PROPOSAL NO. 1: THE MERGER

The following discussion contains certain material information about the proposed merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and Amendment No. 1 to the merger agreement included as Annex A and Annex A-1 to the definitive proxy statement/prospectus, and the amendment included as Annex S-A to this supplement. Gammon Gold and CGC urge you to read carefully this entire document, including the amendment, and the definitive proxy statement/prospectus, including the amended merger agreement, for a more complete understanding of the proposed merger.

Background of the Merger

The definitive proxy statement/prospectus describes the background of the merger up to and including February 16, 2011, the date of the definitive proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.

On February 15, 2011, Timmins Gold Corp. filed a Schedule TO with the SEC in connection with its unsolicited exchange offer. The exchange offer by Timmins Gold Corp. has not yet commenced. On that same date, CGC filed a pre-commencement Schedule 14D-9 in response to the Timmins Gold Corp. proposed exchange offer in which CGC provided additional information about the process undertaken, summarized CGC’s concerns about the Timmins Gold Corp. proposal and highlighted a number of reasons why the CGC board of directors supports the proposed merger with Gammon Gold. Throughout the end of February, Timmins Gold Corp. amended its preliminary proxy statement and its preliminary consent statement. On February 28, 2011, Timmins Gold Corp. filed with the SEC its definitive proxy statement and definitive consent statement. On March 1, 2011, CGC filed a preliminary consent revocation statement in connection with the CGC board of director’s opposition to the solicitation of written stockholder consent by Timmins Gold Corp., which was amended on March 2, 2011 and March 8, 2011.

Review of Cormark Process

In the definitive proxy statement/prospectus, reference is made to the process conducted by Cormark to solicit competing proposals to the Gammon Gold proposal. From August 23, 2010 to September 9, 2010, Cormark was in contact with a total of 11 companies, including Gammon Gold. The companies contacted were selected based on the following factors:

•	those that had previously expressed interest in a business combination with CGC;

•	those that had similar regional interests as CGC; and

•	those that were believed to be interested in acquisitions in the mining sector and potentially interested in a business combination with CGC.

Based upon the above criteria, and with the understanding of the M&A Committee, based in part upon the advice of Cormark that financial buyers are less likely to participate in the purchase of a mining company similar in size to CGC, the process included strategic buyers and not financial buyers. As a result, the companies contacted by Cormark were all strategic buyers.

In the definitive proxy statement/prospectus, reference is made to the September 30, 2010 CGC board of directors meeting at which Cormark presented its analysis of the proposed merger with Gammon Gold and its opinion that the proposed merger was, of the proposals then received to date, the best transaction reasonably available to CGC’s stockholders. This supplement provides the following additional information:

Cormark presented the CGC board of directors with a transaction analysis that compared proposals received on a variety of quantitative and qualitative factors, which were used to determine which proposal, of those received, was the best transaction reasonably available to CGC’s stockholders. Cormark evaluated the following financial and transactional aspects of each proposal:

•	immediate premium to Capital Gold stockholders;

•	financial strength of acquirer and resultant pro forma company;

•	relative liquidity of consideration offered;

•	potential for long term re-rating;

•	opportunity for synergies; and

•	probability of closing.

At that time, Cormark concluded that the Gammon Gold proposal was, in each of the above criteria, except re-rating potential, superior relative to the other proposals received to that date.

Cormark provided a summary analysis of each of the proposals, which included the exchange ratio, cash consideration, if any, pro forma ownership, the offer price to Capital Gold stockholders based on a 5, 10, 20 and 30-day VWAP, the implied premiums of the offers based on a 5, 10, 20 and 30-day VWAP, a capitalization comparison and the trading liquidity of the respective offerors. In addition, Cormark presented the valuation multiples, accretion/dilution to the acquirer and the NAV accretion/dilution to Capital Gold.

Cormark provided the CGC board of directors with a review of the Gammon Gold proposal, which included implied transaction prices and premiums, implied capitalization and acquisition metrics, a trading liquidity analysis, positioning among precedent transactions, a review of premium, positioning among trading comparables, an accretion/dilution analysis and a summary of analysts views of Gammon Gold.

In consideration for its services as financial advisor, Cormark was initially entitled to be paid fees by Capital Gold based on the following:

•

Transaction Fee: In the event that Capital Gold enters into any other transaction involving a sale of the corporation or the sale of any substantial/material assets within 12 months of the date of the engagement letter, Cormark shall be deemed to be retained as Capital Gold’s advisor on the transaction. If such a transaction is consummated, Cormark shall receive an amount from the Corporation amounting to 0.75% of Capital Gold’s total enterprise value at the sale price (or the value of the relevant assets to be disposed of). In the event that Capital Gold is sold to Gammon Gold, the flat fee payable would be C$1,000,000.

•

Work Fee: In the event that no letter of intent is entered into within four months of the date of the engagement letter, Capital Gold will issue a cheque payable to Cormark in the amount of C$100,000 as compensation for its efforts on Capital Gold’s behalf, which shall be credited against any transaction fee payable.

•

Other Transactions: If the transaction involves a merger or purchase of a counterparty, a transaction fee of C$1,500,000, payable upon closing of the transaction. If the counterparty, has an enterprise value of less than $100 million, the transaction fee may be negotiated in good faith between Cormark and Capital Gold.

•

Break Fee: In the event that a transaction is announced and subsequently abandoned, and Capital Gold is paid a break fee, Cormark shall be entitled to receive 25% of any break fee paid to Capital Gold to a maximum of $750,000.

The agreement with Cormark was amended on September 23, 2010 to provide as follows:

•

Transaction Fee: In the event that Capital Gold enters into any transaction involving a sale of the corporation or the sale of any substantial/material assets within 12 months of the date of this letter, Cormark shall be deemed to be retained as Capital Gold’s advisor on the transaction. If such a transaction is consummated, Cormark shall receive an amount from Capital Gold amounting to 0.60% of Capital Gold’s total enterprise value at the sale price (or the value of the relevant assets to be disposed of).

The reason for the amendment was to provide that Cormark would get the same compensation regardless of the entity with which Capital Gold entered into a transaction.

On January 31, 2011, Cormark advised the CGC board of directors that Timmins Gold Corp. would need to raise financing to consummate a merger with Capital Gold. According to the information provided (and subsequently publicly disclosed by Timmins Gold Corp.), Timmins Gold Corp. had approximately $4 million in available cash on hand as of December 31, 2010, with current liabilities exceeding current assets. Timmins Gold Corp. has set forth its financial requirements for 2011 at the bottom of page 60 of the Registration Statement on Form F-4 filed by Timmins Gold Corp. with the Securities and Exchange Commission, or the SEC, on February 10, 2011, to include “exploration expenditures of C$21 million, capital expenditures of C$5 million for plant and equipment at the San Francisco Mine and expenditures of C$5 million for general and administrative expenses.” A further $2.55 million in property option payments are also due in 2011. Should Capital Gold choose to enter into an agreement with Timmins Gold Corp., additional one-time expenses of approximately $20 million would be payable, including the Gammon Gold termination fee, change of control payments and advisory fees, which has been reduced to approximately $15 million in connection with the execution of Amendment No. 2 to the merger agreement as described in this supplement. Additionally, with Timmins Gold Corp. gold loan due to Sprott Asset Management LP of approximately $13 million plus Capital Gold’s 2011 capital requirements of approximately $30 million, the combined entity would have 2011 capital requirements in excess of $95 million. It is estimated that a substantial portion of these expenditures would need to be funded from capital raised from third parties in the public markets.

Capital Gold believes that there is considerable risk associated with Timmins Gold Corp.’s ability to raise that amount of capital. Timmins Gold Corp. agrees with this assessment because its Form F-4 highlights this risk on page 38: “Timmins’ inability to access additional capital could have a negative impact on its growth strategy.” Moreover, even if Timmins Gold Corp. were able to raise the necessary funds, given the volatility of Timmins Gold Corp.’s stock price, it is reasonable to conclude that Timmins Gold Corp. may be required to raise capital at a significant discount to prevailing market prices, which would cause immediate and perhaps substantial dilution to the proposed all-stock consideration to be received by the Capital Gold stockholders under the Timmins Gold Corp. proposal. Timmins Gold Corp. had two highly confident letters to raise up to $25 million each. Cormark advised the CGC board of directors that they did not disagree that a capital raise by Timmins Gold Corp. was possible. Capital raises in the junior gold mining sector are typically done at a 5-10% discount to the closing price of the offeror’s closing price. Accordingly any capital raise completed by Timmins Gold Corp. would likely have been dilutive because it would likely have been completed at a discount to market, would have increased the number of shares outstanding and would likely have been completed at a discount to Timmins Gold Corp.’s NAV.

Opinion of Stifel, Nicolaus & Company, Incorporated

In the definitive proxy statement/prospectus, reference is made to the September 30, 2010 CGC board of directors meeting, at which Stifel, Nicolaus & Company presented its analysis of the proposed merger with Gammon Gold and its opinion that the consideration to be received in the proposed merger was fair from a financial point of view. This supplement provides the following additional information. The following amends and replaces the section entitled “Selected Precedent Gold M&A Transactions Analysis” set forth in the definitive proxy statement/prospectus:

Selected Precedent Gold M&A Transactions Analysis

Using publicly available information, Stifel Nicolaus reviewed eleven public company mergers and acquisitions in the North and Central American gold industry. These transactions were selected because they involved companies with operations in the gold mining industry with similar size and operating metrics to CGC. When comparing these transactions to the CGC and Gammon Gold merger, it is important to consider that neither individual transactions nor the group should be viewed in isolation. The transactions should be considered alongside historical commodity prices, as these prices have fluctuated substantially, as well as consider the unique growth estimates specific to each transaction. The precedent transactions considered by Stifel Nicolaus were:

Announcement Date	Target	Acquirer
3/11/2010	Underworld Resources, Inc.	Kinross Gold Corp.
12/29/2009	Canplats Resources Corp.	Goldcorp, Inc.
8/27/2009	West Timmins Mining, Inc.	Lake Shore Gold Corp.
3/31/2009	Cadiscor Resources Inc.*	North American Palladium Ltd.
3/4/2009	Western Goldfields Inc.	New Gold, Inc.
1/11/2008	Golden Cycle Gold Corp.	AngloGold Ashanti Ltd.
6/28/2007	NewWest Gold Corp.	Fronteer Development Group Inc.
2/14/2007	Cumberland Resources Ltd.	Agnico-Eagle Mines Ltd.
2/5/2007	Queenstake Resources Ltd.**	Yukon-Nevada Gold Corp.
3/6/2006	White Knight Resources Ltd.*	US Gold Corporation
7/24/2006	Pioneer Metals Corp.	Barrick Gold Corporation

*	Considered by Stifel Nicolaus but excluded as outliers for the purpose of calculating total enterprise value in connection with the analysis set forth in the definitive proxy statement/prospectus.

**	Considered by Stifel Nicolaus but excluded as an outlier for the purpose of calculating premiums paid in connection with the analysis set forth in the definitive proxy statement/prospectus.

For each acquired entity with available reserve information and not excluded as an outlier as indicated above, Stifel Nicolaus analyzed the total consideration paid to the target based on total enterprise value, or TEV/total reserves and TEV/total resource potential. The following table sets forth the results of this analysis:

	Total Enterprise Value per
	Total Reserves	Total Resource Potential
CGC Implied Offer	$189	$139
Selected Transactions:
Minimum	$27	$27
Mean	$150	$94
Median	$155	$86
Maximum	$251	$169

The implied offer based on these metrics is within the range of the consideration paid in the selected transactions.

For each acquired entity not excluded as an outlier as indicated above, Stifel Nicolaus analyzed the premium paid to the target’s stock price for the 1-day, 5-day and 30-day periods prior to the announcement of the transaction. The following table sets forth the results of analysis:

	Premium
	1-Day	5-Day	30-Day
CGC Implied Offer (premiums as of 9/30/2010)	(8.0)%	16.9%	31.8%
CGC Implied Offer (premiums as of 9/24/2010)	16.9%	14.8%	34.6%
Selected Transactions:
Minimum	(3.1)%	(8.3)%	(4.1)%
Mean	27.9%	29.9%	38.5%
Median	32.9%	38.0%	33.3%
Maximum	54.0%	55.1%	107.2%

The implied premiums based on the offer price are within the range of the premiums paid in the selected transactions except in the case of the 1-day premium as of September 30, 2010, which had been affected by the Timmins Gold Corp. non-binding proposal announcement.

Pro Forma Analysis

This supplement provides the following additional information with respect to the pro forma analysis performed by Stifel Nicolaus:

Pro Forma Analysis — Contribution Analysis

Stifel Nicolaus reviewed the relative financial contributions of the merger on the combined CGC and Gammon Gold entity without giving effect to potential strategic implications, operational benefits and certain accounting adjustments anticipated by the managements of CGC and Gammon Gold to result from the merger. Stifel Nicolaus used CGC and Gammon Gold management projections adjusted to reflect Bloomberg weighted average consensus estimates to show the relative contributions from each CGC and Gammon Gold to the pro forma equity value, enterprise value, reserves, resources and share based ownership to the combined entity as well as revenue, EBITDA and production for the years 2010, 2011 and 2012 to the combined entity.

Pro Forma Analysis — Accretion/Dilution Analysis

Stifel Nicolaus reviewed the potential pro forma financial effects of the merger on the combined CGC and Gammon Gold entity based on the exchange ratio provided for in the merger agreement as well as CGC and Gammon Gold management projections adjusted to reflect Bloomberg weighted average consensus estimates not reflecting any synergies or purchase price accounting adjustments. The pro forma accretion/dilution analysis indicated that, relative to Gammon Gold on a stand-alone basis, the merger could be accretive to Gammon Gold’s calendar year 2011 and 2012 estimated earnings per share. The actual results achieved by the pro forma combined entity may vary from forecasted results and the variations may be material.

Pro Forma Analysis — Net Asset Value Analysis

Stifel Nicolaus used the same NAV valuation methodology and discount rate range used with respect to CGC and Gammon Gold on a stand-alone basis in the sections in the definitive proxy statement/prospectus entitled “Net Asset Value Analysis – CGC” and “Net Asset Value Analysis – Gammon Gold” in order to estimate the NAV per share of the pro forma entity without giving effect to potential strategic implications, operational benefits and certain accounting adjustments anticipated by the managements of CGC and Gammon Gold to result from the merger. Stifel Nicolaus calculated the implied NAV resulting from such analysis for the entity to be $7.72 to $9.59 per share based on CGC and Gammon Gold management projections adjusted to reflect

Bloomberg weighted average consensus estimates. The pro forma NAV analysis indicated that, relative to Gammon Gold on a stand-alone basis, the merger would be dilutive to Gammon Gold’s NAV per share. The actual results achieved by the pro forma combined entity may vary from forecasted results and the variations may be material.

The implied combined NAV per share based on the 2.5% to 7.5% discount rates is within the historic trading range of Gammon Gold’s common share prices.

The full text of the written opinion of Stifel Nicolaus is attached as Annex C to the definitive proxy statement/prospectus and is incorporated into this supplement by reference. The summary of Stifel Nicolaus’ fairness opinion set forth in the definitive proxy statement/prospectus (as amended by this supplement) is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety.

Litigation Related to the Merger

The definitive proxy statement/prospectus describes the litigation relating to the merger up to and including February 16, 2011. The discussion below supplements that description up to and including the date of this supplement.

In the definitive proxy statement/prospectus, reference is made to thirteen putative shareholder class action complaints that were filed challenging the transaction, including six that were filed in the Delaware Court of Chancery and later consolidated, referred to as the Delaware Actions. On March 9, 2011, counsel to the parties to the Delaware Actions entered into a Memorandum of Understanding that expresses an agreement in principle to settle the Delaware Actions, subject to approval by the Delaware Court of Chancery and on terms and conditions that include, among other things, certain supplemental disclosures that are continued in this supplement and certain amendments to the terms of the merger agreement, as discussed elsewhere in this supplement. If the Delaware Court of Chancery approves the settlement contemplated in the Memorandum of Understanding, the Delaware Actions will be dismissed with prejudice. Subject to court approval of the settlement, counsel for the purported class will apply to the Delaware Court of Chancery for reimbursement of its reasonable fees and expenses incurred in connection with the actions. The settlement will not take effect unless the merger between Gammon Gold and Capital Gold is consummated. The material terms of the settlement will be described in a notice that will be filed with the SEC at a later date.

In the definitive proxy statement/prospectus, reference is made to six class action complaints relating to the proposed merger that were filed in New York Supreme Court, New York County. These actions were consolidated on February 18, 2011, under the caption In re Capital Gold Corporation Shareholder Litigation, No. 651651/2010, referred to as the Consolidated New York Action. On March 2, 2011, plaintiffs in the Consolidated New York Action filed a consolidated amended class action complaint, and the defendants’ date to answer or move to dismiss the consolidated complaints is April 15, 2011.

In the definitive proxy statement/prospectus, reference is made to a class action complaint relating to the proposed merger filed in the United States District Court for the Southern District of New York, under the caption Boehm v. Capital Gold Corp., et al., No. 10-CV-8819(RMB)(RLE), referred to as the Boehm New York Action. On February 18, 2011, plaintiff in the Boehm New York Action filed an amended complaint. On February 25, 2011, defendants moved to stay or in the alternative dismiss the Boehm New York Action. On February 28, 2011, plaintiff’s request for expedited discovery was denied. On March 4, 2011, plaintiff filed a motion for preliminary injunction, which defendants’ responded on March 8, 2011.

AMENDMENT TO THE MERGER AGREEMENT

The following section describes the material terms of the amendment. This description of the amendment is qualified in its entirety by reference to the full text of the amendment, which is attached as Annex S-A to this supplement and is incorporated herein by reference. The amendment has been included to provide you with information regarding its terms. Gammon Gold and CGC encourage you to read the entire amendment.

The summary below is included in this supplement only to provide you with information regarding the terms and conditions of the amendment, and not to provide any other factual information regarding Gammon Gold, CGC or their respective businesses. Accordingly, the provisions of the amended merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this supplement and in the documents incorporated by reference into this supplement. See “Update to Where You Can Find More Information” for the location of information incorporated by reference into this supplement.

The representations, warranties and covenants contained in the merger agreement and described in the definitive proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and were not updated or made as of the date of the amended merger agreement. The representations, warranties and covenants contained in the amended merger agreement may be subject to more recent developments, were made solely for the benefit of the parties to the amended merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to disclosures, for the purposes of allocating risk between parties to the amended merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the amended merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Gammon Gold, Capital Gold AcquireCo, Inc. or CGC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the amended merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Gammon Gold and CGC.

Termination and Termination Fees and Expenses

On March 9, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 2 to the Agreement and Plan of Merger, dated October 1, 2010, as amended on October 29, 2010, which provides for Gammon Gold to acquire CGC. Pursuant to the amendment, the termination fee payable by CGC, under certain circumstances, was reduced from $10.3 million to $5.75 million. In addition, Gammon Gold’s ability to terminate the agreement for any reason with the payment of a $2 million termination fee was eliminated.

UPDATE TO RELATED MATTERS

Caborca Industrial S.A. de C.V.

Capital Gold utilizes a Mexican corporation, Caborca Industrial S.A. de C.V., or Caborca, for mining services. These mining services include, but are not limited to, the payment of mining salaries and related costs. Caborca bills Capital Gold’s wholly-owned subsidiary in Mexico for these services at slightly above cost. Mining expenses charged by Caborca are eliminated upon consolidation and amounted to approximately $3.3 million and $2.6 million for the six months ended January 31, 2011, and 2010, respectively. Caborca was 100% owned by Capital Gold’s former Chief Executive Officer and another former officer of Capital Gold. Ownership was relinquished upon their resignations, and Capital Gold is in the process of transitioning ownership of Caborca to two of its current executive officers. Pursuant to the amended merger agreement with Gammon Gold, the directors of Capital Gold have agreed to cause the owners of Caborca and Caborca to enter into an agreement to transfer the ownership interests of Caborca to Gammon Gold or to one or more of Gammon Gold’s subsidiaries. There will be no consideration paid for such transfer. The closing of the transfer of the Caborca ownership interests is a condition to the closing of the merger with Gammon Gold.

Financial Consultant

In the definitive proxy statement/prospectus, reference is made to a consultant who attended the March 2010 meeting in Toronto between representatives of Capital Gold and Gammon Gold. That same consultant, David Badner, is also referred to in connection with the June 22, 2010 meeting between Capital Gold and Gammon Gold. At the time of those meetings, Mr. Badner was performing public relations and investor relations services for Capital Gold. In 2010, Mr. Badner was compensated $180,000 for services rendered in connection with Capital Gold’s listing on the NYSE AMEX. In addition, Capital Gold paid him $100,000 for personnel services, and $112,338.52 for public relations, investor relations, and other consulting services rendered to Capital Gold and reimbursement of out-of-pocket expenses. During the summer and September of 2010, representatives of Gammon Gold and Capital Gold and Mr. Badner discussed the possibility of the Badner Group, LLC, an organization affiliated with Mr. Badner, receiving a fee in connection with the consummation of a transaction involving Gammon Gold and Capital Gold, and preliminary negotiations regarding the terms of an agreement occurred. Ellenoff Grossman & Schole LLP was asked to provide a form of agreement in connection with these negotiations, which it provided. The parties were not able to reach agreement on terms of this agreement and, accordingly, it was not executed. Neither Mr. Badner nor the Badner Group, LLC, will receive any compensation from Capital Gold or Gammon Gold as a result of the consummation of the transaction.

MacKenzie Partners

On February 15, 2011, Capital Gold retained MacKenzie Partners, Inc. to provide services related to the contested proxy solicitation to approve the Gammon Gold merger, the consent solicitation and revocation and related matters. A retainer in the amount of $40,000 was paid to MacKenzie upon the execution of the agreement toward a final fee estimated to be between $250,000 and $500,000.

Regulatory Approvals

On February 17, 2011, Gammon Gold and Capital Gold received regulatory approval from the Mexican antitrust authority with respect to the proposed merger.

Valuation

Based upon the closing price of each of Gammon Gold and CGC on March 7, 2011, the Gammon Gold proposal represented an implied value of approximately $5.45 per CGC share.

UPDATE TO OTHER MATTERS

As of the date of this supplement, the CGC board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in the definitive proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement of the meeting, and are voted upon, the previously provided proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the CGC board of directors.

REFERENCES TO ADDITIONAL INFORMATION

This supplement to the definitive proxy statement/prospectus incorporates important business and financial information about CGC and Gammon Gold from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this supplement and the definitive proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, CGC’s filings with the SEC are available to the public on CGC’s website, http://www.capitalgoldcorp.com, and Gammon Gold’s filings with the SEC are available to the public on Gammon Gold’s website, http://www.gammongold.com. Information contained on CGC’s website, Gammon Gold’s website or the website of any other person is not incorporated by reference into this supplement or the definitive proxy statement/prospectus, and you should not consider information contained on those websites as part of this supplement or the definitive proxy statement/prospectus.

You can also obtain documents related to CGC and Gammon Gold that are incorporated by reference in this supplement or the definitive proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from the appropriate company.

Gammon Gold Inc. Investor Relations 1701 Hollis Street, Suite 400 Founders Square P.O. Box 2067 Halifax, Nova Scotia, B3J 2Z1 Canada (902) 468-0614 anne.day@gammongold.com	Capital Gold Corporation Investor Relations 76 Beaver Street, 14th Floor New York, New York 10005 (212) 344-2785 kelly@capitalgoldcorp.com

Such documents are also available free of charge under CGC’s and Gammon Gold’s respective profiles on SEDAR (the System for Electronic Document Analysis and Retrieval which has been established by the Canadian Securities Administrators) at http://www.sedar.com.

In addition, if you have questions about the merger or the special meeting, need additional copies of this supplement or the definitive proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Laurel Hill Advisory Group Toll free telephone: 1-800-385-3006 Brokers and banks, please call: (917) 338-3181	MacKenzie Partners, Inc. Toll free telephone: 1-800-322-2885 Tel: (212) 929-5500 Email: proxy@mackenziepartners.com

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than March 11, 2011.

See “Updated Where You Can Find More Information” beginning on page S-11.

Information contained in this supplement regarding Gammon Gold has been provided by, and is the responsibility of, Gammon Gold and information contained in this supplement regarding CGC has been provided by, and is the responsibility of, CGC. No one has been authorized to give you any other information, and neither Gammon Gold nor CGC take responsibility for any information that others may give you. This supplement is dated March 10, 2011. You should not assume that the information contained in, or incorporated by reference into, this supplement is accurate as of any date other than that date. Neither CGC’s mailing of this supplement to CGC stockholders nor the issuance by Gammon Gold of common shares in connection with the merger will create any implication to the contrary.

This supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

UPDATED WHERE YOU CAN FIND MORE INFORMATION

CGC files reports, proxy statements and other information with the SEC as required under the Exchange Act. Gammon Gold is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by Gammon Gold or CGC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Gammon Gold and CGC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Gammon Gold and CGC through the websites maintained by Gammon Gold and CGC at http://www.gammongold.com and http://www.capitalgoldcorp.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this supplement or the definitive proxy statement/prospectus.

Each of Gammon Gold and CGC files reports, statements and other information with the Canadian provincial and territorial securities administrators. Gammon Gold and CGC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

After the merger, Gammon Gold will furnish to you the same annual reports that it currently furnishes to Gammon Gold shareholders in the same manner and at the same time as it furnishes them to current Gammon Gold shareholders, including audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and proxy circulars and related materials for meetings of shareholders.

Gammon Gold has filed a registration statement on Form F-4 to register with the SEC the Gammon Gold common shares to be issued in the merger. The registration statement was declared effective by the SEC on February 17, 2011. This document is a part of that registration statement and supplements the prospectus of Gammon Gold in addition to supplementing the proxy statement for the CGC stockholders.

As allowed by SEC rules, the definitive proxy statement/prospectus, including this supplement, does not contain all the information you can find in the registration statement on Form F-4 filed by Gammon Gold and the exhibits to the registration statement. In addition, the SEC allows us to “incorporate by reference” information into the proxy statement/prospectus, including this supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of the definitive proxy statement/prospectus, including this supplement, except for any information superseded by information included directly in the definitive proxy statement/prospectus and/or this supplement. The definitive proxy statement/prospectus, including this supplement, incorporates by reference the documents set forth below that Gammon Gold and CGC have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Gammon Gold

Gammon Gold hereby incorporates by reference into this supplement and the definitive proxy statement/prospectus the following documents previously filed with the SEC (File No. 001-31739):

(a)	Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 30, 2010, and Amendment No. 1 to the Annual Report on Form 40-F/A for the fiscal year ended December 31, 2009, filed on May 13, 2010; and

(b)	Report of Foreign Issuer on Form 6-K filed on January 14, 2010, February 23, 2010, March 1, 2010, March 17, 2010, March 23, 2010 (two filings), March 30, 2010 (three filings), April 12, 2010 (two filings), April 15, 2010, April 21, 2010, April 29, 2010, May 7, 2010, May 13, 2010 (three filings), May 18, 2010, May 28, 2010, June 1, 2010, June 3, 2010, June 4, 2010, June 17, 2010, June 18, 2010, June 28, 2010, June 30, 2010, July 8, 2010, July 15, 2010, July 16, 2010, July 23, 2010, August, 6, 2010, August 9, 2010, August 10, 2010 (two filings), August 17, 2010, August 20, 2010, August 31, 2010, September 16, 2010, September 20, 2010, October 4, 2010 (two filings), October 12, 2010, October 22, 2010, October 28, 2010, November 3, 2010, November 8, 2010 (three filings), November 29, 2010, December 7, 2010, December 8, 2010, December 9, 2010, December 10, 2010, December 16, 2010, January 10, 2011, January 12, 2011, January 21, 2011, January 27, 2011, February 8, 2011, February 22, 2011, February 23, 2011 (two filings), March 1, 2011 (two filings) and March 8, 2011.

CGC

CGC hereby incorporates by reference into this supplement and the definitive proxy statement/prospectus the following documents previously filed with the SEC (File No. 001-34618):

(a)	Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed on October 14, 2010, as amended by Form 10-K/A, filed on November 23, 2010;

(b)	Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, filed on December 10, 2010;

(c)	Current Reports on Form 8-K filed on August 5, 2010, September 1, 2010, October 7, 2010, October 13, 2010, Form 8-K/A filed on October 13, 2010, October 22, 2010, December 22, 2010, February 1, 2011 and February 24, 2011;

(d)	Schedule 14d-9 filed on February 15, 2011; and

(e)	The Preliminary Consent Revocation on Schedule 14A filed on March 2, 2011, the Definitive Additional Materials on Schedules 14A filed on March 2, 2011 and the Definitive Additional Materials on Schedule 14A filed on March 7, 2011.

All documents filed by Gammon Gold and CGC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this supplement to the date of the CGC special meeting will also be deemed to be incorporated into this supplement and the definitive proxy statement/prospectus by reference. To the extent that any information contained in any such Current Report on Form 8-K or Form 6-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this supplement and the definitive proxy/statement prospectus.

In addition, the description of Gammon Gold common shares contained in Gammon Gold’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this supplement and the definitive proxy statement/prospectus, including those relating to Gammon Gold and CGC’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to in this supplement as the Securities Act. Without limiting the generality of the preceding sentence, statements contained in the sections “Proposal No. 1: The Merger — CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors,” “Proposal No. 1: The Merger — Opinion of Stifel, Nicolaus & Company, Incorporated,” and “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” of the definitive proxy statement/prospectus include forward-looking statements. These statements are not historical facts but instead represent only Gammon Gold and/or CGC’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this supplement and the definitive proxy statement/prospectus, are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of Gammon Gold and CGC may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this supplement and the definitive proxy statement/prospectus, due to, among other factors, the matters set forth under “Risk Factors” beginning on page 19 of the definitive proxy statement/prospectus, the parties’ ability to obtain the regulatory, shareholder and other approvals required for the merger on the terms and within the time expected, pending litigation, the price of gold and silver, the risks of exploration, development and mining, the risk that Gammon Gold will not be able to integrate successfully the businesses of CGC or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger and other benefits described under “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” of the definitive proxy statement/prospectus will not be realized within the expected time frame or at all, the outcome of the consent solicitation and consent revocation, increased operating costs, labor disruption, civil unrest, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in Gammon Gold’s Form 40-F for its fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for its fiscal year ended December 31, 2009, Gammon Gold’s reports on Form 6-K and CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, CGC’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010 and CGC’s Current Reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this supplement, in the case of forward-looking statements contained in this supplement, or the dates of the documents incorporated by reference into this supplement, in the case of forward-looking statements made in those incorporated documents. Neither Gammon Gold nor CGC undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this supplement, or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this supplement and attributable to Gammon Gold or CGC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ANNEX S-A — AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 9th day of March, 2011, by and among Gammon Gold Inc., a corporation incorporated under Part 1A of the Companies Act (Quebec) (“Parent”), Capital Gold AcquireCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“MergerCo”), and Capital Gold Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, MergerCo and the Company entered into that certain Agreement and Plan of Merger, dated October 1, 2010, and amended on October 29, 2010 (as amended, the “Merger Agreement”), pursuant to which, among other things, MergerCo will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent; and

WHEREAS, each of Parent, MergerCo and the Company wish to amend certain terms and provisions of the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1. Section 9.1(j) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(j) [Intentionally Omitted].”

Section 2.2. Clause (iii) of Section 9.3(a) is hereby amended and restated in its entirety to read as follows:

“(iii)	this Agreement is terminated by the Company pursuant to Section 9.1(f) then Parent shall, within three Business Days after such termination, pay to the Company the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by the Company in connection with this Agreement and the transactions contemplated hereby.”

Section 2.3. The definition of “Termination Fee” is hereby amended to (x) delete “or 9.1(j)” from the end of clause (i) thereof and to (y) delete all references in the definition to “$10.3 million” and replace all such references with “$5.75 million.”

ARTICLE III

MISCELLANEOUS

Section 3.1. References. All references in the Merger Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by this Amendment.

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Section 3.2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects, and the parties hereby reaffirm and approve the Merger Agreement as amended by this Amendment.

Section 3.3. Entire Agreement. This Amendment, the Merger Agreement (including all schedules and exhibits thereto) embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

Section 3.4. Choice of Law and Venue. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3 of the Merger Agreement. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 8.6 of the Merger Agreement shall be effective service of process for any suit or proceeding in connection with this Amendment or the transactions contemplated hereby.

Section 3.4. Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 3.6. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first above written.

GAMMON GOLD INC.

By:	/s/ René Marion
Name: René Marion Title: Chief Executive Officer

CAPITAL GOLD ACQUIRECO

By:	/s/ René Marion
Name: René Marion Title: President

CAPITAL GOLD CORPORATION

By:	/s/ Christopher M. Chipman
Name: Christopher M. Chipman Title: Chief Financial Officer

Signature Page to Amendment No. 2

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